Exhibit 99.1

Sovos Brands Appoints E. Yuri Hermida as Chief Growth Officer

LOUISVILLE, Colo. – October 3, 2022 – Sovos Brands, Inc. (Nasdaq: SOVO), one of the fastest-growing food companies of scale in the United States, today announced the appointment of

E. Yuri Hermida as the Company’s Chief Growth Officer (CGO). Mr. Hermida will play a key role in executing Sovos Brands’ enterprise-wide growth strategy and will oversee the Company’s sales, marketing, and business segments.

“Yuri is a dynamic leader with proven experience building and scaling consumer brands. His unique expertise will be instrumental as we continue to execute upon our vision of bringing consumers simple, great-tasting food that fits the way they live,” said Todd Lachman, Founder, President and CEO of Sovos Brands. “Yuri has repeatedly demonstrated his ability to build and lead talented teams to successfully grow profitable consumer product businesses across geographies globally, which will be invaluable to Sovos Brands in our journey ahead.”

Mr. Hermida will join Sovos Brands at the end of October. He is currently an Executive Vice President at Reckitt, a multinational producer of consumer goods in the health, hygiene and nutrition categories, overseeing the company’s multibillion-dollar North American Hygiene business. Prior to Reckitt, Mr. Hermida spent more than two decades at P&G, beginning his career at the company in the marketing division before holding key leadership positions, including Country Manager for the Malaysia and Singapore regions, General Manager of Baby Care for the Greater China region, and Vice President of Feminine and Baby Care for North America.

“I am thrilled to join Sovos Brands at such an exciting time in the Company’s growth,” said Mr. Hermida. “As the Company continues to gain impressive market share built on its incredible portfolio of one-of-a-kind brands, I look forward to working closely with Todd and the senior leadership team to drive Sovos Brands to new heights and bring its delicious premium products to more homes across the country.”

About Sovos Brands, Inc.

Sovos Brands, Inc. is a consumer-packaged food company focused on acquiring and building disruptive growth brands that bring today’s consumers great tasting food that fits the way they live. The Company’s product offerings include a variety of pasta sauces, dry pasta, soups, frozen entrées, yogurts, pancake and waffle mixes, other baking mixes, and frozen waffles, all of which are sold in the United States under the brand names Rao’s, Michael Angelo’s, noosa, and Birch Benders. All Sovos Brands’ products are built with authenticity at their core, providing consumers with one-of-a-kind food experiences that are genuine, delicious, and unforgettable. The Company is headquartered in Louisville, Colorado. For more information on Sovos Brands and its products, please visit www.sovosbrands.com.